UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

CELLSTAR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-22972

Delaware	75-2479727
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 S. Royal Lane, Coppell, Texas    75019

(Address of principal executive offices)(Zip Code)

(972) 462-2700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective February 27, 2007, CellStar Corporation (the “Company”), and its wholly-owned subsidiaries CellStar International Corporation\Asia (“CICA”) and CellStar, Ltd. (“CellStar, Ltd.”) entered into a Settlement Agreement (the “Settlement Agreement”) with Fine Day Holdings Limited (“Fine Day”), CellStar (Asia) Corporation Limited (“CellStar Asia”) and Mr. Horng An-Hsien, the Chairman and sole shareholder of Fine Day (“Mr. Horng”).  Pursuant to the Settlement Agreement, CICA has accepted a settlement of an outstanding note receivable related to the Company’s September 2005 sale of its Hong Kong and People’s Republic of China (“PRC”) operations.  Under the terms of  the Settlement Agreement, CICA and Fine Day have agreed to a mutual release and settlement of any and all claims that each may have against the other, including but not limited to the release by CICA of any claims against the note.

On September 2, 2005, the Company announced that it had sold its operations in the PRC and Hong Kong to Fine Day, a company formed by Mr. Horng, who was the Chairman and Chief Executive Officer of CellStar Asia and effectively the head of the Company’s Asia-Pacific Region for a total consideration of $12 million.  In conjunction with the closing of the sale, Mr. Horng resigned from his position effective September 2, 2005.  The Company received $6 million in cash at closing and a $6 million unsecured subordinated promissory note maturing September 1, 2008.

Since September 2, 2005, Fine Day has made timely interest payments to the Company on the promissory note.  However, Fine Day recently informed the Company that it intends to close its Greater China operations, and, as a result, will not be able to pay quarterly interest payments or the principal amount of the note at maturity.  In settlement of the outstanding note, the Company has agreed to accept a $650,000.00 cash payment, along with the transfer to the Company of all of Mr. Horng’s shares of CellStar common stock, which totals approximately 474,000 shares (the “Shares”).  The shares of stock, valued at $2.59 per share based on the closing price on March 2, 2007, and the cash payment total approximately $1.9 million.  The book value of the note as of November 30, 2006, was $2.4 million.  The closing of the transaction is expected to occur on April 13, 2007.  In addition, Mr. Horng will grant the Company an irrevocable proxy that will allow the Company to vote the Shares at the upcoming Special Meeting of Stockholders to be held March 28, 2007.

In addition, CellStar, Ltd. and CellStar Asia agreed to terminate the Trademark License Agreement dated September 2, 2005, pursuant to which CellStar, Ltd. had granted a license to CellStar Asia to use certain trademarks, logos, service marks and other intellectual property.  CellStar, Ltd. agreed to grant to CellStar Asia and Shanghai CellStar a non-exclusive license to use the name “CellStar” and its Chinese transliteration for limited purposes more fully described in the Settlement Agreement.

The foregoing description of the Settlement Agreement is not complete and is qualified entirely by reference to the full text of the Settlement Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1

Settlement Agreement, dated as of February 27, 2007, by and among CellStar International Corporation\Asia, CellStar Corporation, CellStar, Ltd., Fine Day Holdings Limited, CellStar (Asia) Corporation Limited, and Mr. Horng An-Hsien.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLSTAR CORPORATION
	By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and General Counsel

Date: March 5, 2007

Exhibit Index

Exhibit	Description
EX-10.1

Settlement Agreement, dated as of February 27, 2007, by and among CellStar International Corporation\Asia, CellStar Corporation, CellStar, Ltd., Fine Day Holdings Limited, CellStar (Asia) Corporation Limited, and Mr. Horng An-Hsien.